Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman Announces Update on Miami Worldcenter Project

•	Company has decided not to move forward with enclosed regional mall

•	Now pursuing a high street retail plan

•	Write off of $11-$12 million to be recognized in the fourth quarter of 2015

BLOOMFIELD HILLS, Mich., Jan. 11, 2016 - - Taubman Centers, Inc. (NYSE: TCO) today announced that it has decided not to move forward with an enclosed regional mall that was slated to be part of the Miami Worldcenter mixed-use, urban development in Miami, Florida. Instead, Taubman, in conjunction with The Forbes Company and Miami Worldcenter’s master developer, Miami Worldcenter Associates, is now pursuing a high street retail plan that will better utilize the unique characteristics of the site and the market.

As a result of the decision, during the fourth quarter of 2015, Taubman expects to recognize a charge of $11-$12 million for the write off of previously capitalized costs related to predevelopment of the enclosed mall plan. This is expected to reduce 2015 Funds from Operations and net income allocable to common shareholders per diluted common share (EPS) by $0.13-$0.14.

“We’ve invested a significant amount of time on the project,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “Unfortunately, we were unable to structure an enclosed mall program that meets our investment criteria. We’re pleased, however, to work with The Forbes Company and Miami Worldcenter Associates on the potential development of a high street plan that we all believe will provide an outstanding retail experience.”

Taubman and Forbes have agreed with Miami Worldcenter Associates on preliminary terms to lease the retail portion of the street level project, with an option to purchase the retail component for a predetermined price once it opens.

About Miami Worldcenter

Occupying 27 acres in the heart of downtown Miami, Miami Worldcenter is one of the largest private real estate developments underway in the United States. The ten-block project will include world-class retail, hospitality and residential uses in the center of Miami’s urban core. All told, the project is expected to account for $2 billion in new investment in downtown Miami.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 23 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing four properties in the U.S. and Asia totaling 4.1 million square feet. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACT:
Ryan Hurren, Taubman, Director, Investor Relations, 248-258-7232,
rhurren@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469, mmainville@taubman.com

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